Exhibit 15


June 12, 2003


CBRL Group, Inc.
106 Castle Heights Avenue North
Lebanon, Tennessee 37088-0787

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CBRL Group, Inc. and subsidiaries for the quarters and nine-month periods ended May 2, 2003 and May 3, 2002, as indicated in our report dated June 12, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 2, 2003, is incorporated by reference in Registration Statement Nos. 2-86602, 33-15775, 33-37567, 33-45482, 333-01465, 333-71384 and 333-81063 on Forms S-8 and Registration
Statement Nos. 33-59582, 333-90996-02 and 333-90996-13 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


Nashville, Tennessee